Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt	Christine Mohrmann
	KVH Industries	Financial Dynamics
	401-847-3327	212-850-5600
pspratt@kvh.com

KVH Industries Reports Third Quarter 2010 Results

•	Quarterly revenue of $27.8 million up 23% from prior year

•	Quarterly earnings of $0.6 million or $0.04 per diluted share

•	Adjusted net income of $1.6 million, or $0.11 per diluted share

MIDDLETOWN, RI – October 25, 2010 – KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the quarter ended September 30, 2010. Revenue for the third quarter of 2010 was $27.8 million, up 23% from the quarter ended September 30, 2009. Diluted earnings per share for the quarter totaled $0.04 on net income of $0.6 million. Excluding transaction costs associated with the acquisition of Virtek Communication, and a change to the deferred income tax valuation allowance, quarterly adjusted net income was $1.6 million, and adjusted diluted EPS was $0.11. During the same period last year the company reported net income of $0.4 million or $0.03 per diluted share, on revenues of $22.6 million.

For the nine months ended September 30, 2010, revenue was $85.2 million, up 36% compared to $62.8 million for the nine months ended September 30, 2009. KVH reported net income of $8.0 million or $0.54 on a per diluted share basis for the first nine months of 2010. Excluding transaction costs associated with the acquisition of Virtek Communication, and changes to the deferred income tax valuation allowance, year to date adjusted net income was $5.0 million, and adjusted diluted EPS was $0.34. During the same period last year, the company reported a net loss of $2.0 million or $0.14 on a per share basis.

“Global satellite communications and fiber optic gyros (FOGs) continued to drive our overall growth during the third quarter. During the quarter, we also received the largest TracPhone® V7 and TACNAV® orders in the company’s history. The combination of innovative technology, affordability, and reliability found in our broadband communication services along with our precision guidance and stabilization products provides a compelling reason to choose KVH products,” explained Martin Kits van Heyningen, KVH’s chief executive officer.

KVH’s guidance and stabilization revenue from the company’s FOG solutions, TACNAV military navigation systems, and related services was approximately $12.4 million in the third quarter of 2010, up 17% on a year-over-year basis. “During the quarter, we booked our largest-ever tactical navigation order, a $13 million contract that will begin to generate revenue for the company starting in early 2011. Our FOG business also continued its recent trend of strong performance with product sales of roughly $10.5 million, a 33% increase from the same period last year. Just as importantly, we continued to diversify our fiber optic gyro revenue stream as almost 50% of our third quarter FOG sales came from applications other than remote weapon systems. We made progress during the quarter toward achieving our goal of a healthy balance within our FOG business, reflecting a split among remote weapon systems, inertial navigation applications, and a wide range of commercial uses,” said Mr. Kits van Heyningen.

In the third quarter of 2010, mobile communications revenue from marine, land, and aeronautical products and services was $15.3 million, up 28% on a year-over-year basis. Mr. Kits van Heyningen commented, “The third quarter was a dynamic one for our satellite communication business. We took major steps forward in the evolution of our mini-VSAT Broadbandsm network, including capacity expansion in several regions and securing an agreement to bring service to Brazil. These steps, along with our acquisition of Virtek Communication, allow us to offer mariners a unique satellite communication solution – a fully integrated service from one company that owns and operates the global network, manufactures the antenna hardware, provides global service and support, and incorporates a powerful suite of value-added capabilities. Our comprehensive solution played a key role in our successful pursuit of a 10-year contract valued at approximately $42 million to provide mini-VSAT Broadband to as many as 216 U.S. Coast Guard cutters operating worldwide.”

Speaking about the company’s financial results, Patrick Spratt, KVH’s chief financial officer, said, “Our third quarter performance was once again strong and met our expectations on both the top and bottom lines. We have continued to grow despite the generally weak global economic conditions, thanks primarily to the success of our fiber optic gyro and satellite communication strategic initiatives. Gross margin for the quarter was higher than expected, due in part to revenue mix, including higher airtime services. Quarterly operating expenses were up year over year as a result of investments related to mini-VSAT Broadband sales and support, engineering efforts, and the Virtek Communication acquisition costs. Excluding the acquisition costs of $0.5 million, operating expenses were about in line with our expectations. Our cash, cash equivalents, and marketable securities balance decreased $8.3 million since June 30, 2010, to just over $37 million, reflecting our purchase of our Tinley Park, IL, manufacturing facility as well as the Virtek acquisition.”

Looking ahead to the remainder of the year, Mr. Spratt said, “The fourth quarter will be more challenging than we had anticipated a few months ago, yet it also holds great promise. Our FOG business is expected to be roughly flat year over year, due to an approximately $5.5 million reduction in sales related to remote weapon systems produced by our primary customer in this market. Strong growth in the base FOG business and several other relatively new programs is expected to enable us to replace the majority of this business, but the total projected FOG revenue for the fourth quarter is still less than we had expected prior to the recent reduction in remote weapon system business. We expect that our FOG revenue for these other programs and applications will be more than three times the level we recorded in the fourth quarter of 2009. We anticipate continuing strong year-over-year growth in both hardware and airtime sales for our mini-VSAT Broadband business, which should offset the year-over-year decline in aviation antenna system shipments for LiveTV, which represented $3.5 million of revenue in the fourth quarter of last year. Based on these factors, fourth quarter revenue is expected to be in the range of $26.5 to $28.5 million, and earnings are expected to be between $0.02 and $0.06 per share.”

“Despite what we expect to be a temporary decline in FOG orders from our primary remote weapon systems customer, it’s clear that our strategy of diversification is working. Our business is executing well, and we are very satisfied with our overall market position going into 2011,” concluded Mr. Kits van Heyningen.

Recent Operational Highlights:

•

On September 30, 2010, the U.S. Coast Guard awarded KVH a 10-year, Indefinite Delivery/Indefinite Quantity contract valued at approximately $42 million to provide TracPhone V7 systems and mini-VSAT Broadband service for as many as 216 cutters.

•

On September 17, 2010, KVH successfully completed the acquisition of network and data management technology firm Virtek Communication AS, expanding the value-added capabilities available to mariners using mini-VSAT Broadband and other communication services.

•

On July 26, 2010, a major international defense contractor awarded KVH a $13 million order for the company’s TACNAV military vehicle tactical navigation systems, the largest such order in KVH’s history.

•	During the quarter, KVH introduced an array of new mini-VSAT Broadband airtime packages for seasonal and metered use along with the GlobalCare Premium Support Program for TracPhone V7 owners.

•

During the third quarter and first weeks of the fourth quarter, KVH increased mini-VSAT Broadband capacity more than 500% in North American waters, increased capacity in European waters by 100%, and secured an agreement to provide mini-VSAT Broadband service for Brazil.

KVH is webcasting its third quarter conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed via the company’s website at http://investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries, Inc. (www.kvh.com) is a leading manufacturer of solutions that provide global high-speed Internet, television and voice services via satellite to mobile users at sea, on land, and in the air. KVH is also a premier manufacturer of high performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. The company is based in Middletown, RI, with facilities in Illinois, Denmark, Norway, and Singapore.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication and military products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the challenges and potential near-term costs associated with the acquisition and integration of a new company, the impact of extended economic weakness on the sale and use of motor vehicles and marine vessels; the need to increase sales of the TracPhone V7 and related services to improve airtime gross margins; delays or an inability to expand coverage of the mini-VSAT Broadband service to new regions; the potential inability to secure adequate Ku-band satellite capacity or the licenses necessary for any expansion of the mini-VSAT Broadband network; the need for or delays in qualification of products to customer or regulatory standards; unanticipated declines or changes in customer demand, due to economic, seasonal and other factors, particularly with respect to the TracPhone V7; the unpredictability of military budget priorities as well as the order timing, purchasing schedules and priorities for our defense products, including possible order cancellations; potential reductions in our overall gross margins in the event of a shift in product mix; and currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 6, 2010. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, Tri-Americas, TACNAV, DataScope and the DataScope logo, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, and the banded, dome-shaped housing of its satellite antennas. CommBox is a trademark of Virtek Communication AS, a KVH company. Other trademarks are the property of their respective companies.

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Sales:
Product	$21,598	$18,620	$70,010	$52,314
Service	6,165	4,023	15,231	10,461

Net sales	27,763	22,643	85,241	62,775

Costs and expenses:
Costs of product sales	11,688	10,663	38,498	33,139
Costs of service sales	4,537	3,044	11,907	7,422
Research and development	2,934	2,292	8,017	6,265
Sales, marketing and support	4,380	4,241	13,615	12,371
General and administrative	2,955	1,943	7,635	5,723

Total costs and expenses	26,494	22,183	79,672	64,920

Income (loss) from operations	1,269	460	5,569	(2,145)
Interest income	70	74	253	279
Interest expense	61	26	143	63
Other (expense) income, net	(15)	(29)	48	(21)

Income (loss) before income tax expense (benefit)	1,263	479	5,727	(1,950)
Income tax expense (benefit)	626	94	(2,301)	30

Net income (loss)	$637	$385	$8,028	$(1,980)

Net income (loss) per common share:
Basic	$0.04	$0.03	$0.56	$(0.14)

Diluted	$0.04	$0.03	$0.54	$(0.14)

Weighted average number of common shares outstanding:
Basic	14,483	13,978	14,360	13,981

Diluted	14,854	14,241	14,786	13,981

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	September 30, 2010	December 31, 2009
ASSETS

Cash, cash equivalents and marketable securities	$37,262	$41,304
Accounts receivable, net	17,154	15,803
Inventories	15,193	13,387
Deferred income taxes	1,091	—
Other current assets	2,950	1,632

Total current assets	73,650	72,126

Property and equipment, net	23,237	15,777
Deferred income taxes	5,581	3,334
Intangible assets, net	6,434	—
Other non-current assets	6,024	6,509

Total assets	$114,926	$97,746

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$15,271	$10,358
Deferred revenue	826	961
Current portion of long-term debt	122	117

Total current liabilities	16,219	11,436

Other long-term liabilities	766	902
Long-term debt, excluding current portion	3,715	3,808
Stockholders’ equity	94,226	81,600

Total liabilities and stockholders’ equity	$114,926	$97,746

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RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

Net Income Excluding Transaction Costs Related to Business Acquisition and Income Tax

Benefit from Change in Deferred Income Taxes Valuation Allowance (in thousands, unaudited)

	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2010

Net income - GAAP	$637	$8,028

Transaction costs related to business acquisition of Virtek Communication AS	500	525
Income tax expense (benefit) from change in deferred income taxes valuation allowance	441	(3,541)

Adjusted net income - Non-GAAP	$1,578	$5,012

Adjusted net income per common share - Non-GAAP:
Basic	$0.11	$0.35

Diluted	$0.11	$0.34

Note - The impact of the change in the deferred income taxes valuation allowance on the number of diluted shares outstanding did not alter the diluted net income per common share result presented for both periods. As a result, the inconsequential impact to the diluted share number has not been included.

Adjusted net income excluding both the transaction costs related to the acquisition of Virtek Communication AS as well as the income tax expense (benefit) from the change in deferred income taxes valuation allowance for the three and nine months ended September 30, 2010 is presented in the table above. We believe the adjusted information is useful to investors because it is a more accurate portrayal of underlying operational trends, as it excludes significant non-recurring or otherwise unusual transactions as described above. This is a non-GAAP financial measure and should not be considered a replacement for GAAP results.

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